UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2026

Opendoor Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39253	30-1318214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1295 West Washington Street, Suite 115	85288
Tempe, AZ	(Zip Code)
(Address of principal executive offices)

(480) 618-6760
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OPEN	The Nasdaq Stock Market LLC
Series K Warrants, each whole warrant exercisable to purchase one share of common stock at an exercise price of $9.00 per warrant	OPENW	The Nasdaq Stock Market LLC
Series A Warrants, each whole warrant exercisable to purchase one share of common stock at an exercise price of $13.00 per warrant	OPENL	The Nasdaq Stock Market LLC
Series Z Warrants, each whole warrant exercisable to purchase one share of common stock at an exercise price of $17.00 per warrant	OPENZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On October 28, 2026, the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company”) approved the appointment of Michael Alfred to the Board, effective as of October 29, 2026. Mr. Alfred was appointed as a Class I director for a term expiring at the Company’s 2027 annual meeting of stockholders. Mr. Alfred was also appointed to the Nominating and Corporate Governance Committee of the Board, effective as of October 29, 2026. The Board has determined that Mr. Alfred is independent under the listing standards of the Nasdaq Stock Market. Mr. Alfred will be compensated for his service as a director on the same basis as other non-employee directors of the Company, as described in the Company’s definitive proxy statement for its 2026 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 28, 2026. Mr. Alfred was granted 45,268 restricted stock units under the Company’s 2020 Incentive Award Plan in connection with his appointment, representing a prorated annual equity award, which will vest in full on the date of the Company’s 2027 annual meeting of stockholders, subject to his continued service. In connection with his appointment, Mr. Alfred has entered into the Company’s standard form of indemnification agreement for directors and officers.

Mr. Alfred is the Founder and Managing Partner of Alpine Fox LP, a private investment partnership focused on value equities and Bitcoin, which he founded in January 2023. He has served on the board of directors of IREN Limited (Nasdaq: IREN), an AI data center developer and Bitcoin miner, since October 2021, and of Bakkt Holdings, Inc. (NYSE: BKKT), a digital payments and financial infrastructure company, since September 2025. From January 2018 until its sale to New York Digital Investment Group LLC in November 2020, Mr. Alfred served as co-founder and Chief Executive Officer of Digital Assets Data, Inc., a financial technology and data company building enterprise-grade software and data feeds for the digital asset ecosystem. From October 2016 to January 2018, Mr. Alfred was a Managing Director and member of the executive committee of Strategic Insight, Inc., a provider of data and software to the global asset management industry. Before that, he co-founded and served as Chief Executive Officer of BrightScope, Inc., a financial information company, from February 2008 until its acquisition by Strategic Insight in October 2016. Mr. Alfred has served as an advisor to the Chief Executive Officer of Amenify Corporation, a real estate technology company, since July 2020. He also serves on the boards of directors of Eaglebrook Advisors, Inc., a digital asset management platform for financial advisors, and Wealthie Inc., a home equity management platform, both privately held. Mr. Alfred holds a B.A. in History from Stanford University.

There are no arrangements or understandings between Mr. Alfred and any other person pursuant to which he was selected as a director, and there are no transactions in which Mr. Alfred has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On October 29, 2026, the Company issued a press release announcing the director appointment. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 29, 2026
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opendoor Technologies Inc.

Date: October 29, 2026	By:	/s/ Kaz Nejatian
	Name:	Kaz Nejatian
	Title:	Chief Executive Officer

3